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                                                                   Exhibit 4(x)

                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
                       (A Prudential Financial Company)
                      [ONE CORPORATE DRIVE, P.O. BOX 883
                          SHELTON, CONNECTICUT 06484]

         [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION]
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE: [Issue Date of the Rider]

EFFECTIVE DATE OF [90%] CAP RULE: [Issue Date of Schedule Supplement]

[[SPOUSAL] DESIGNATED LIFE/LIVES]:

[John Doe]   DATE OF BIRTH: [February 21, 1945]
[[Mary Doe]  DATE OF BIRTH: [January 1, 1946]]

ROLL-UP RATE: [7.0% per year]

ANNUAL INCOME PERCENTAGE:

[Attained Age          Annual     Attained Age of      Annual
of Single              Income     Younger Spousal      Income
Designated Life      Percentage   Designated Life    Percentage
---------------      ---------- -------------------  ----------
Less than 75             5%     Less than 80             5%
75-79                    6%     80-84                    6%
80-84                    7%     85-89                    7%
85 or more               8%     90 or more               8%]

MINIMUM GUARANTEE PAYMENT: [$100]

PERIODIC VALUE CUT-OFF DATE: [The [Tenth] Anniversary of the Effective Date]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: [You have elected this Rider on a [Single Designated Life] basis. You have elected this Rider [with] the Beneficiary Income Option. Therefore the charge for the Rider is an annual rate of [0.95]%.]

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table and an interest rate of [3]% per year in preparing the Annuity Payment Table.

             Single Life Annuity Payment with 10 Payments Certain

Age  Male   Female  Age   Male   Female
---  ------ ------  ---  ------- -------
55   51.73  48.45   80    92.88   89.43
60   57.13  53.16   85   101.87  100.19
65   64.10  59.34   90   108.28  107.58
70   72.70  67.44   95   112.09  111.74
75   82.61  77.73

SCH-HD7-DB(1/09)                      1

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         [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

The Annuity Payment Table below is used to compute the minimum annual amount of a joint and last survivor life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table and an interest rate of [3]% per year in preparing the Annuity Payment Table.

     Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                           Female Age
                     -------------------------------------------------------
Male Age:             55    60    65    70    75    80    85     90     95
---------            ----- ----- ----- ----- ----- ----- ----- ------ ------
55                   44.37 46.22 47.90 49.28 50.32 51.02 51.42  51.61  51.70
60                   45.61 48.12 50.58 52.78 54.56 55.80 56.55  56.91  57.07
65                   46.61 49.77 53.14 56.44 59.36 61.56 62.95  63.66  63.97
70                   47.34 51.06 55.33 59.91 64.35 68.03 70.51  71.84  72.45
75                   47.83 51.97 56.99 62.81 68.97 74.58 78.68  81.01  82.13
80                   48.14 52.55 58.12 64.93 72.72 80.42 86.51  90.20  92.06
85                   48.31 52.89 58.78 66.27 75.28 84.78 92.81  97.93 100.62
90                   48.40 53.06 59.12 66.99 76.74 87.48 96.96 103.24 106.65
95                   48.44 53.13 59.28 67.32 77.46 88.88 99.24 106.27 110.17

For purposes of determining annuity payments using the above Annuity Payment Tables, we use the Annuitant's age on his/her last birthday on the date of the first payment, minus the applicable age set back. The age set backs are shown below and are based on the date of the first payment. The age set back does not exceed the age of the Annuitant.

     Annuitization Year            Attained Age Set Back
     ------------------        -----------------------------
         2007 - 2009                         1
          2010-2019                          2
       2020 AND LATER                       3]

SCH-HD7-DB(1/09)                      2

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         [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

                         TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

..  C\\u\\   the upper target is established on the Effective Date and is not changed for the life of the guarantee.

..  C\\t\\   the target is established on the Effective Date and is not changed for the life of the guarantee.

..  C\\l\\   the lower target is established on the Effective Date and is not changed for the life of the guarantee.

..  L        the target value as of the current Valuation Day.

..  r        the target ratio.

..  a        the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

..  V\\V\\   the total value of all elected Sub-accounts in the Annuity.

..  V\\F\\   the total value of all elected Fixed Rate Options in the Annuity

..  B        the total value of all Transfer Account allocations.

..  P        the Income Basis. Prior to the first withdrawal, the Income
            Basis is equal to the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis equals the greatest of (1) the Account Value on the date of calculation; (2) the Protected Withdrawal Value on the date of the first withdrawal after the Effective Date, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income; or (3) the highest quarterly Account Value prior to the date of calculation.

..  T        the amount of a transfer into or out of the Transfer Account.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. Target values are subject to change for new elections of the Rider on a going-forward basis.

   L = 0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date of the 90% Cap Rule as shown in this Schedule Supplement and is not changed for the life of the guarantee, determines when a transfer is required. On the Effective Date of the 90% Cap Rule (and only on this date), the following asset transfer calculation is performed to determine the amount of Account Value allocated to the Transfer
Account:

   If (B/(V\\V\\ + V\\F\\ + B) > .90) then
   T = B - [(V\\V\\ + V\\F\\ + B) * .90]

If T is greater than $0 as described above, then no additional transfer calculations are performed on the Effective Date of the 90% Cap Rule. Any transfers into the Transfer Account are suspended. The suspension will be lifted once a transfer out of the Transfer Account occurs.

On each Valuation Day thereafter (including the Effective Date of the 90% Cap Rule, provided B/(V\\V\\ + V\\F\\ + B) <= .90), the following asset transfer calculation is performed

Target Ratio r = (L - B)/(V\\V\\ + V\\F\\)

   . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the Transfer Account, provided transfers are not suspended under the 90% Cap Rule described below.

SCH-HD7-DB(1/09)                      3

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         [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION]
                        SCHEDULE SUPPLEMENT (CONTINUED)

   . If r < C\\l\\ and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts according to most recent allocation instructions.

The following formula, which is set on the Effective Date of the 90% Cap Rule and is not changed for the life of the guarantee, determines the transfer amount:

   T = Min (MAX (0, (0.90 * (V\\V\\ + V\\F\\ + B)) - B), [L - B - (V\\V\\ +
   V\\F\\ ) * C\\t\\] / (1 - C\\t\\)) Money is transferred from the elected Sub-accounts to Transfer Account.

   T = {Min (B, - [L - B - (V\\V\\ + V\\F\\) * C\\t\\] / (1 - C\\t\\))} Money
   is transferred from the Transfer Account to the elected Sub-accounts.

At any given time, some, most, or none of the Account Value may be allocated to the Transfer Account under the Transfer Calculation formula.

90% Cap Rule: If, on any Valuation Day, on and after the Effective Date of the 90% Cap Rule, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs. Due to the performance of the Transfer Account and the elected Sub-Accounts, the Account Value could be more than 90% invested in the Transfer Account.]

SCH-HD7-DB(1/09)                      4